Exhibit 10.1
December 21, 2006
Mr. John R. Huff
Oceaneering International, Inc.
11911 FM 529
Houston, TX 77041
Re: Amended and Restated Service Agreement
Dear Mr. Huff:
Oceaneering International, Inc. values the contribution you have made to the Company over these many years, as well as your current service as Chairman of the Board.
Reference is made to Annex I hereto for definitions of certain terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein. Certain capitalized terms used in this Agreement in connection with the description of various Plans are defined in the respective Plans, but if any conflicts with a definition herein contained, this Agreement shall prevail.
The Company previously entered into the Original Agreement with you. You and the Company also previously entered into the COC Agreement that provides certain other, and sometimes additional, compensation and benefits to you under the circumstances set forth in the COC Agreement.
In response to the enactment of Section 409A of the Code, and in anticipation of the expiration of Agreement Phase A under the Original Agreement, the Company and you hereby enter into this Agreement, dated December 21, 2006, as set forth herein and effective at the Effective Date. Except to the extent expressly provided to the contrary in the COC Agreement, you shall be entitled to compensation and benefits under both this Agreement and the COC Agreement in the event of a Change of Control; provided, however, Section 8(f) of this Agreement shall override and control any contrary provision of the COC Agreement.
1.	Term of this Agreement.

The Company hereby agrees that this Agreement shall continue through the Agreement Period and you hereby agree to perform the obligations described herein. Three phases (Agreement Phase A, Agreement Phase B and Agreement Phase C) shall collectively constitute the Agreement Period. The date of the end of the Agreement Period, as determined in accordance with this Agreement, is the “Expiration Date” and the period commencing August 15, 2001 and ending on the Expiration Date is hereinafter referred to as the “Agreement Period”. Agreement Phase A expires December 30, 2006 and is not further addressed in this Agreement. Agreement Phase B commences December 31, 2006.

2.	Duties.
(a)	During Agreement Phase B, you shall not be an employee of the Company but shall stand ready to perform, as an independent contractor, the duties, and hold the position, of non-executive Chairman of the Board, as may be requested by the Board acting in its sole discretion, subject to any required shareholder approval. In addition, you shall provide Additional Services. During Agreement Phase B, in no event shall there be any reduction in your Agreement Phase B Compensation (Section 7). During Agreement Phase B, your duties as non-executive Chairman of the Board and any Additional Services rendered on behalf of the Company (i) shall not be deemed to restrict you from attending to matters or engaging in activities not directly related to the business of the Company, and (ii) unless otherwise agreed to in writing by you and the Company, shall not exceed a rate that equals or exceeds 40 hours in any calendar month.

(b)	During Agreement Phase C, you shall have no obligation to perform services for the Company in any capacity.

(c)	During Agreement Phase C, you may be requested by the Board, acting in its sole discretion, to serve as non-executive Chairman of the Board, subject to any required shareholder approval. In such event, the parties shall negotiate the terms and conditions of your service as non-executive Chairman of the Board during Agreement Phase C.
3.	Termination of Service.

Upon compliance by the initiating party with any applicable procedures set forth in Section 4 hereof, your service with the Company as non-executive Chairman of the Board may be terminated by you or the Company (pursuant to action of the Board or of the stockholders of the Company) for any reason.

4.	Procedures for Termination of Service.

If your service terminates during Phase B:
(a)	You shall receive compensation and benefits pursuant to Section 5(a) if you are not non-executive Chairman of the Board for any reason, including death or Disability, other than your refusing to serve as non-executive Chairman of the Board; provided, that (i) your refusal to serve as non-executive Chairman of the Board by reason that the Company has failed to fulfill any of its obligations under this Agreement or (ii) any failure by you to perform your duties under Section

2(a) at a particular level desired by the Company or the Board, shall not be considered a refusal by you to serve as non-executive Chairman of the Board. Under such circumstances (and subject to Section 4(c)), your Termination Date shall be (i) for reason other than death or Disability, the date specified in a written notice transmitted by either you or the Company on or before such date, (ii) in the case of Disability, the date specified in a written notice by either you or the Company delivered on or before such date and stating that a determination as to Disability has been made by a physician of your choice, or (iii) in the case of death, the date of your death.

(b)	You shall receive compensation and benefits pursuant to Section 5(b) if you are not non-executive Chairman of the Board by reason of your refusing to serve as non-executive Chairman of the Board; provided that (i) your refusal to serve as non-executive Chairman of the Board by reason that the Company has failed to fulfill any of its obligations under this Agreement or (ii) any failure by you to perform your duties under Section 2(a) at a particular level desired by the Company or the Board, shall not be considered a refusal by you to serve as non-executive Chairman of the Board.

(c)	If you claim benefits under Section 4(a), you shall transmit to the Company, in sufficient detail to permit a reasonable assessment of the bona fides thereof, that your service has been terminated for any such reason. The Board shall issue a resolution to you not more than 10 days following the date of such notice as to:
(i)	Their Acceptance — In the event the Board accepts your notice claiming benefits under Section 4(a), then the Termination Date is established.

(ii)	Their Rejection — In the event the Board rejects your notice, then (A) the Company must escrow within 10 days following the rejection all amounts which would have been due pursuant to Section 5(a) if your notice had been accepted at a bank of your choice, (B) you must proceed to dispute resolution pursuant to Section 9, and (C) all provisions of this Agreement, including but not limited to Compensation (Section 7), shall be continued until a termination is determined pursuant to such dispute resolution from which no further appeal is possible. The Termination Date shall be the date on which no further appeal is possible.
5.	Effect of Termination of Service.

If your service is terminated during Phase B:
(a)	Pursuant to Section 4(a) and prior to the Expiration Date, you shall receive:
(i)	to the extent not theretofore paid, (A) payment when due of the amount described in Section 7(a), (B) payment when due of the amount described in Section 7(j), and (C) payment when due of the amount described in Section 7(b) if such payment described in this Section 5(a)(i)(C) is due on or prior to the Termination Date;

(ii)	all benefits conferred upon you by the Termination Package, and in addition, you shall be entitled to Medical Benefits previously earned under Section 6 and payable to you, your Spouse and your Children for each of your and their lives; and

(iii)	the provisions of Sections 8, 9, 10, 11(a), and 12 through 16 shall remain in full force and effect through the Expiration Date.
(b)	Pursuant to Section 4(b) by your refusing to serve as non-executive Chairman of the Board, you shall receive:
(i)	to the extent not theretofore paid, (A) payment when due of the amount described in Section 7(a), (B) payment when due of the amount described in Section 7(j), and (C) payment when due of the amount described in Section 7(b) if such payment described in this Section 5(a)(i)(C) is due on or prior to the Termination Date;

(ii)	all benefits under the Plans and the Other Plans in which you are at the time a participant, to the extent the same are vested under the terms thereof at the Termination Date, and in addition, you shall be entitled to Medical Benefits previously earned under Section 6 and payable to you, your Spouse and your Children for each of your and their lives; and

(iii)	(except as otherwise provided herein) all other obligations of the Company under this Agreement shall thereupon cease, except that the provisions of Sections 8, 9, 10, 11(a), and 12 through 16 shall remain in full force and effect through the Expiration Date.
You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or other service, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment with or service to another Person after any Termination Date.

6.	Medical Care Benefits.
(a)	Notwithstanding anything in this Agreement to the contrary, and in all events, until the last to die of you, your Spouse and your Children, the Company shall pay for all Medical Care and reimbursement for tax consequences as specified in this Section 6 for you, your Spouse and your Children, without reduction. The Company may arrange for a group or individual insurance policy to provide all or a portion of these Medical Care costs, however, in all events, the Company is obligated to ensure that payment for all Medical Care costs is made within 10 days of submittal to the Company for payment. The Company shall either pay all amounts directly to the provider of the Medical Care or reimburse you, your Spouse and your Children for such expenses incurred, whichever may be requested by you, your Spouse or your Children. Should the Company elect to provide insurance for any or all of the costs of Medical Care, the Company shall nevertheless provide 100% reimbursement of any expenses incurred by you, your

Spouse and your Children that are not reimbursed by insurance or otherwise within 10 days after submittal of such expenses to the Company for payment.

(b)	Reimbursement for Tax Consequences — In the event that any payment, distribution, transfer or benefit by the Company, the Company sponsored benefit plans programs or practices, on account of Medical Care described in Section 6(a) herein, to or for the benefit of you, your Spouse or your Children or the heirs or beneficiaries thereof (each a “Payment” and collectively the “Payments”) is or was subject to any income tax imposed by the Code any successor provision or any comparable provision of state or local income tax law (collectively, “Income Tax”), or any interest, penalty or addition to tax is or was incurred by you, or your Spouse or your Children with respect to such Income Tax (such Income Tax, together with any such interest, penalty, addition to tax, and costs [including professional fees] hereinafter collectively referred to as the “Tax”), then, in accordance with the provisions of this Section 6(b), the Company shall pay to you (or, as applicable, your Spouse or your Children) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) in an amount such that after payment by you (or your Spouse or your Children) of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including without limitation, any income and excise taxes imposed upon the Gross-Up Payment), you (or your Spouse or your Children) retains an amount of the Gross-Up Payment equal to the Tax imposed upon such Payment or Payments. The Company’s funding of any such Gross-Up Payment shall be triggered by a determination by you, your Spouse or your Children that a Payment is subject to Tax. Following any such determination, the Company shall, within 20 days, pay to you (or, as applicable, your Spouse or your Children) the applicable Gross-Up Payment to be calculated assuming the highest incremental individual income tax rate then in effect. Thereafter, if it is determined by you, your Spouse, your Children or any agent thereof that:
(i)	Medical Care expenses for which a Payment was made resulted in an income tax deduction to the recipient of the Gross-Up Payment; or

(ii)	the Gross-Up Payment was calculated using a tax rate in excess of the highest incremental tax rate actually paid by the recipient of the Gross-Up Payment, then the recipient of the Gross-Up Payment shall reimburse the Company for the amount by which the Gross-Up Payment exceeded the actual Tax paid. This Section 6(b) is intended to put you (or your Spouse or your Children) in the same position as would have existed had no Tax been imposed upon or incurred as a result of any Payment.
7.	Compensation.
(a)	On August 15, 2007, the Company shall pay you the lump sum amount of $6,400,000.

(b)	During Agreement Phase B, the Company agrees to pay you the following lump sum amounts at the following times:

August 15, 2007	$1,415,000

August 15, 2008	$940,000

August 15, 2009	$940,000

August 15, 2010	$940,000
(c)	Following the commencement of Agreement Phase C, the Company will be obligated to pay you the Termination Package.

(d)	During Agreement Phase B, in addition to the compensation described in Section 7(b), you shall continue to vest as if you had remained employed by the Company in any interests that you may hold under the Plans or Other Plans as of December 31, 2006, including without limitation, continued participation of the then current Fiscal Year Bonus Plan if the applicable fiscal year commenced during Agreement Phase A; provided, however, (A) that you shall not be eligible to participate in any subsequent grants or contributions made under the Plans and the Other Plans on or after January 1, 2007, other than the Long Term Incentive Bonus Plan, and you shall receive Long Term Incentive Bonus Plan awards for calendar years 2007 and 2008 equal to those awarded to the Chief Executive Officer of the Company and subject to the same performance measures and vesting schedules as are applicable to the Chief Executive Officer, and (B) you shall receive a distribution of your interest in the SERP determined as of June 29, 2007, as soon as practicable after June 29, 2007, but not later than July 10, 2007.

(e)	During Agreement Phase C, you shall not be eligible to participate in any subsequent grants or contributions made to the Plans and the Other Plans, unless you serve as non-executive Chairman of the Board during Agreement Phase C pursuant to Section 2(c), in which event you shall remain eligible to participate in the Long Term Incentive Bonus Plan for such period on the same terms as if you were in Agreement Phase B, subject to the limitation provided in Section 7(g) below.

(f)	While serving as non-executive Chairman of the Board, the Company shall reimburse you for all expenses paid or incurred by you in the performance of your duties under this Agreement in accordance with the Company’s normal expense reimbursement policies applicable to non-employee members of the Board, and such reimbursement shall be made with regard for your higher level of responsibility as Chairman of the Board.

(g)	Additionally, while serving as non-executive Chairman of the Board, the Company shall pay you such Board retainers, meeting fees, and any cash or equity awards as are applicable to non-employee members of the Board; provided however, you shall not be eligible for any such retainers, fees or awards for 2007 or 2008 as you are to receive a Long Term Incentive Bonus Plan award equal to that of the Chief Executive Officer. For any year after 2008 in which you receive a Long Term Incentive Bonus Plan award in excess of awards applicable to non-employee members of the Board, you will not receive an additional Long Term Incentive Bonus Plan award equal to the award granted to other non-employee members of the Board for such year.

(h)	During such period as you are serving as non-executive Chairman of the Board, the Company shall provide you appropriate office space and administrative assistance, and you shall be entitled to use all Company facilities on the same terms as available to other non-employee members of the Board. Further, the Company agrees that you shall have a right of first refusal to purchase the Daybreak fishing barge for fair market value at such time as the Company chooses to sell the Daybreak, and such fair market value shall be deemed equal to the amount of a bona fide third-party offer made on or about such time.

(i)	If, prior to the Expiration Date, the Company ceases to provide you with appropriate office space and administrative assistance, then until the Expiration Date, you shall be entitled to obtain the professional services of employees of the Company by your payment of fair market value for such services, and such fair market value shall be as determined in good faith by agreement between you and the Company.

(j)	Vacation pay accrued by you as an employee of the Company through December 30, 2006, will be paid to you on January 10, 2007.
8.	Tax Protection.
(a)	Any other provision of this Agreement to the contrary notwithstanding, if the present value (as defined herein) of the total amount of payments and benefits to be paid or provided to you under this Agreement which are considered to be “parachute payments” within the meaning of Section 280G(b) of the Code, when added to any other such “parachute payments” received by you from the Company upon or after a Change of Control, whether or not under this Agreement, is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to such amount on account of Code Section 4999, the Company shall pay to you an additional amount (hereinafter referred to as the “Excise Tax Premium”). The Excise Tax Premium shall be equal to the excise tax determined under Code Sections 280G and 4999 attributable to the total amount of payments and benefits to be paid or provided to you under this Agreement and any other “parachute payments” received by you upon or after a Change of Control. The Excise Tax Premium shall also include any amount attributable to excise tax on the Excise Tax Premium. The Company shall also pay to you an additional amount (the “Additional Amount”) such that the net amount received by you, after paying any applicable Excise Tax Premium and any federal or state income, excise or other tax on such additional amount, shall be equal to the amount that you would have received if such Excise Tax Premium were not applicable. You shall be deemed to pay income taxes on the date of termination of your service at the highest marginal rate of income taxation in effect in your taxing jurisdiction. The Additional Amount shall include any amount attributable to income, excise or other tax on the Additional Amount.

(b)	Not later than 30 days following your Termination Date as provided herein, the independent public accountants acting as auditors for the Company on the date of the Change of Control (or another accounting firm designated by you) shall determine whether the sum of the present value of any “parachute payments” payable under this Agreement and the present value of any other “parachute payments” received by you from the Company upon or after a Change of Control is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to such amount on account of Code Section 4999, and shall determine the amount of any Excise Tax Premium and Additional Amount payable to you. The Excise Tax Premium and Additional Amount shall be paid to you as soon as practicable but in no event later than 30 days following your Termination Date, and shall be net of any amounts required to be withheld for taxes.

(c)	For purposes of this Section 8, “present value” means the value determined in accordance with the principles of Section 1274(b)(2) of the Code under the rules provided in Treasury Regulations under Section 280G of the Code.

(d)	References to Code Section 280G herein are specific references to Section 280G as added to the Code by the Tax Reform Act of 1984 and as amended by the Tax Reform Act of 1986. To the extent Code Section 280G is amended prior to the termination of this Agreement, or is replaced by a successor statute, the provisions of this Section 8 shall be deemed modified without further action of the parties in a manner consistent with such amendments or successor statutes, as the case may be. In the event that Code Section 280G or any successor statute is repealed, this Section 8 shall cease to be effective on the effective date of such repeal. The parties recognize that Treasury Regulations under Code Sections 280G and 4999 may affect the amount that may be paid hereunder and agree that, upon the issuance of any such regulations, this Agreement may be modified as in good faith may be deemed necessary in light of the provisions of such regulations to achieve the purposes hereof, and that consent to such modifications shall not be unreasonably withheld.

(e)	The foregoing notwithstanding, if you receive payment from the Company for reimbursement of any excise taxes pursuant to any other agreement, to the extent any Excise Tax Premium under this Agreement be duplicative, you shall not be entitled to receive payment of such an Excise Tax Premium.

(f)	Within ten days after the date on which either you or the Company receives notice of proposed examination findings (a/k/a 30-day letter) under which the Internal Revenue Service has proposed that any federal tax, penalty, addition or interest thereon (collectively, a “Tax Liability”) be assessed under Section 409A of the Code with respect to any benefit provided under this Agreement and/or the COC Agreement, the Company shall pay to you in the form of a cash lump sum such amount as is equal to such Tax Liability, plus an additional amount (a “409A Additional Amount”) such that the net amount received by you, after paying any applicable Tax Liability and any federal or state income, excise or other tax on such 409A Additional Amount, shall be equal to the amount that you would have received if such Tax Liability had not been assessed. For purposes of determining a 409A Additional Amount, you shall be deemed to pay income taxes at the highest marginal rate of income taxation in effect in your taxing jurisdiction. A 409A Additional Amount shall include any amount attributable to income, excise or other tax on such 409A Additional Amount. By execution of this Agreement, you expressly covenant to amend this Agreement and/or the COC Agreement as requested by the Company to ensure compliance with Section 409A and applicable Treasury regulations, unless such amendment would cause more than insubstantial economic harm to you.
9.	Dispute Resolution.
(a)	This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas without regard to choice of law principles.

(b)	It is irrevocably agreed that if any dispute arises with respect to any action, suit or other legal proceeding pertaining to this Agreement or to the interpretation of or enforcement of any of your rights hereunder under this Agreement:
(i)	the Company and you agree that exclusive jurisdiction for any such suit, action or legal proceeding shall be in the state district courts of Texas sitting in Harris County, Texas;

(ii)	we are each at the time present in Texas for the purpose of conferring personal jurisdiction;

(iii)	the Company and you each consent to the jurisdiction of each such court in any such suit, action or legal proceeding and will comply with all requirements necessary to give such court jurisdiction;

(iv)	the Company and you each waive any objection it may have to the laying of venue of any such suit, action or legal proceeding in any of such court; and

(v)	the Company and you each waive any objection or right to removal it that may otherwise have in any such suit, action or legal proceeding.

(vi)	any such suit, action or legal proceeding may be brought in such court, and any objection that the Company or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived, and we each agree not to plead or claim the same;

(vii)	service of process in any such suit, action or legal proceeding may be effected by mailing a copy thereof by registered or certified mail, return receipt requested (or any substantially similar form of mail), postage prepaid, to such party provided in Section 13 hereof, and

(viii)	prior to any trial on the merits, we will submit to court supervised, non-binding mediation.
(c)	Notwithstanding any contrary provision of Texas law, the Company shall have the burden of proof with respect to any of the following: (i) that you refused to serve as non-executive Chairman of the Board; (ii) that the Company is not in default of the performance of its obligations under this Agreement; and (iii) that a Change of Control has not occurred.
10.	Indemnity.

You will receive, to the fullest extent possible and to such greater extent as applicable law hereafter may permit, indemnity from the Company on terms at least as favorable as that provided under (i) the Indemnity Agreement, or (ii) the Company’s Bylaws, as in effect on the date hereof.

11.	Successors; Binding Agreement.
(a)	In the event any Successor does not assume this Agreement by operation of law, the Company will seek to have any Successor, by agreement in form and substance satisfactory to you, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. If there has been a Change of Control prior to, or a Change of Control will result from, any such succession, then failure of the Company to obtain at your request such agreement prior to or upon the effectiveness of any such succession (other than by merger or consolidation) shall constitute a termination of your status as non-executive Chairman of the Board for reasons other than your refusal to serve.

(b)	This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
12.	Fees and Expenses.

The Company shall pay all legal and other costs (including but not limited to, administrative, accounting, tax, human resource and expert witness fees and expenses) up to a maximum of $1,000,000 incurred by you as a result of your seeking to obtain, assert or enforce any right or benefit conferred upon you by this Agreement.

You shall prepare an estimate of any fees you expect to incur in the following 90 days and claim reimbursement for under this Section 12 no later than 10 days after notice by you to the Company that you intend to seek legal representation under this Agreement. The Company shall pay such estimates to you within 10 days of your notice. At the end of the 90 days, and each 90 days thereafter, you shall prepare a subsequent estimate and submit it to the Company within 10 days and the Company agrees to pay all subsequent such estimates to you within 10 days of each notice until the matter has been resolved. After the matter has been resolved, you will submit an appropriate accounting of actual expenses and estimates; such that:
(i)	if estimates paid to you exceed actuals, you will promptly submit a refund to the Company; or

(ii)	if actuals exceed estimates paid to you, you will submit a final request for reimbursement from the Company, which the Company will promptly pay.
To the extent that your Spouse or Children are seeking to obtain, enforce or assert any right or benefit conferred on them by this Agreement, they shall be entitled to fee and expense reimbursement as if the right or benefit had been asserted by you.

13.	Notices.

Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person to the Persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows:

If to the Company:	Oceaneering International, Inc. 11911 FM 529 Houston, Texas 77041 Attention: Chairman, Compensation Committee of the Board of Directors

If to you:	John R. Huff 102 Broad Oaks Circle Houston, Texas 77056
Either party may change, by the giving of notice in accordance with this Section 13, the address to which notices are thereafter to be sent.

14.	Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.	Survival.

All obligations undertaken and benefits conferred pursuant to this Agreement, except those set forth in Sections 1 and 2, shall survive the Agreement Period and any termination of service and continue thereafter until performed in full.

16.	Miscellaneous.
(a)	No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing, signed by you and the Chairman of the Compensation Committee of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(b)	Failure to pay within 10 days of a payment due date or notice thereon (whether payment is disputed or not) will result in a default of this Agreement. Past due amounts will accrue interest and compound at the lesser of 2% per month or the highest interest rate allowed by law.

(c)	Your Spouse and Children are third party beneficiaries of this Agreement with respect to Medical Care benefits under Section 6, dispute resolution in Section 9, and fees and expenses in Section 12.
If this letter correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this letter to the Company.

Sincerely, Oceaneering International, Inc.
BY:	/s/ Harris J. Pappas
Harris J. Pappas, Chairman
Compensation Committee of the Board

Agreed to as of this the 21st day
of December, 2006:

/s/ John R. Huff
John R. Huff

ANNEX I TO AMENDED AND RESTATED SERVICE AGREEMENT
DATED DECEMBER 21, 2006
BETWEEN
OCEANEERING INTERNATIONAL, INC. AND
JOHN R. HUFF
Definition of Certain Terms
“ADDITIONAL SERVICES” means services provided by you in furtherance of the Company’s business operations as may be mutually agreed to in writing by you and the Company which shall initially involve strategic planning and business expansion initiatives; provided, however, that (i) any such Additional Services shall be commensurate in all material respects with your duties as non-executive Chairman of the Board and (ii) in furtherance of any objective to be achieved in connection with performance of Additional Services, you shall have access to all information and materials from the Company as you deem necessary or advisable to accomplish the objective.
“AGREEMENT” means this Amended and Restated Service Agreement between you and the Company dated as of December 21, 2006, but effective as of the Effective Date.
“AGREEMENT PERIOD” means uninterrupted period beginning August 15, 2001, and ending upon the expiration of Agreement Phase C.
“AGREEMENT PHASE A” means period beginning on August 15, 2001 and ending on December 30, 2006.
“AGREEMENT PHASE B” means the period beginning on December 31, 2006, and ending on the earlier to occur of (i) the date on which you are no longer serving as Chairman of the Board; or (ii) August 15, 2011.
“AGREEMENT PHASE C” means the period beginning on the expiration of Agreement Phase B and ending 10 years thereafter.
“BOARD” means the Board of Directors of the Company.
“CHANGE OF CONTROL” means the earliest date at which:
(a)	any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or

(b)	individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

(c)	the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or

(d)	a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

(e)	all or substantially all of the assets of the Company are sold or transferred to a Person as to which (i) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (ii) the financial results of the Company and such Person are not consolidated for financial reporting purposes.
Anything else in this definition to the contrary notwithstanding, (i) no Change of Control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring more than 20% of either the combined voting power of the Company’s outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise, and (ii) no Change of Control shall be deemed to have occurred unless such event constitutes an event specified in Code Section 409A(2)(A)(v) and the Treasury regulations promulgated thereunder.
“CHILDREN” means your natural children as of August 15, 2001, namely Christopher David Huff and Jonathan Travis Huff.
“COC AGREEMENT” means the Change in Control Agreement between you and the Company dated August 15, 2001.
“CODE” means the Internal Revenue Code of 1986, as amended.
“COMPANY” means Oceaneering International, Inc., a Delaware corporation, headquartered in Houston, Texas.
“DISABILITY” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Your inability and its anticipated duration shall be determined solely by a medical physician of your choice to be approved by the Company, which approval shall not be unreasonably withheld.
“EFFECTIVE DATE” means the close of business on December 30, 2006.
“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“EXPIRATION DATE” means the end of the Agreement Period as described in Section 1.
“FISCAL YEAR BONUS PLAN” means for each year, the Company’s fiscal year bonus plan, or any other plan adopted by the Board which provides for the payment of additional compensation or equity consideration on an annual basis to senior executive officers contingent upon the Company’s performance, including stock performance and results of operations for that specific year, in either case as such plan shall be amended or modified prior to, but not on or after, any Termination Date.
“INDEMNITY AGREEMENT” means that certain agreement between you and the Company dated as of November 16, 2001, and any successor thereto.
“LONG TERM INCENTIVE BONUS PLAN” means the Company’s long term incentive plans (including agreements issued thereunder, e.g., restricted stock agreements and stock option agreements) or any other plan or agreement approved by the Board, other than the Fiscal Year Bonus Plan, which provides for the payment of additional compensation or equity consideration to senior executive officers contingent on the Company’s performance, including stock performance and results of operations for a specific time period, and in either case, as such plan may be amended or modified prior to, but not on or after, any Termination Date.
“MARKET VALUE,” when used with respect to a Share, means the mean between the highest and lowest sales price per Share on the New York Stock Exchange or if not listed thereon, on such other exchange as shall at the time constitute the principal exchange for trading in Shares. If the Shares are not publicly traded, the market value shall be as determined by an independent appraiser appointed by you for such purpose.
“MEDICAL CARE” means any expense required, as determined in your, or the applicable of your Spouse or Children receiving such benefits after your death, sole discretion, to provide assistance to the well being of “you,” “your Spouse,” or “your Children” for their maintenance of physical and/or mental health, as such expenses were generally defined in Section 213(d)(1) of the Code as in effect as of August 15, 2001.
“ORIGINAL AGREEMENT” means, collectively, the Service Agreement between you and the Company, dated as of August 15, 2001, the First Modification thereto dated May 11, 2006, and the Second Modification thereto dated August 25, 2006.
“OTHER PLANS” means any thrift; bonus or incentive; stock option or stock accumulation; pension; medical, disability, accident or life insurance plan, program, policy or arrangement of the Company which is intended to benefit employees of the Company that are similarly situated to you (other than the Plans or as otherwise provided to you in this Agreement).
“PERSON” means any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or any Plans sponsored by the Company.
“PLANS” means any Fiscal Year Bonus Plan, Long Term Incentive Bonus Plan and the SERP.
“SERP” means the Supplemental Executive Retirement Plan (“SERP”), as the same shall be amended or modified.
“SHARES” means shares of Common Stock, $.01 par value, of the Company at the date of this Agreement, as the same shall be subsequently amended, modified or changed.

“SPOUSE” means the woman who was legally married to you as of August 15, 2001, namely Karen Keohane Huff.
“SUCCESSOR” means any Person that succeeds to, or has the ability to control, the Company’s business as a whole, directly by merger, consolidation or spin-off or indirectly by purchase of the Company’s Voting Securities or acquisition of all or substantially all of the assets of the Company.
“TERMINATION DATE” means that date which is the final date of your service pursuant to Section 4.
“TERMINATION NOTICE” is a notice that complies with the requirements of Section 4.
“TERMINATION PACKAGE” means your right to receive, and the Company’s obligation to pay and/or perform on, the following:
(a)	On or within five days following the Termination Date, the Company shall pay to you a cash lump sum in an amount equal to $800,000. The Company shall also pay to you a cash lump sum in an amount equal to $800,000 on each of the subsequent nine anniversaries of the Termination Date. In the event of your subsequent Disability, death or a Change of Control, all unpaid amounts shall be accelerated and paid to your estate, or you, respectively, in a non-discounted lump-sum payment;

(b)	Any other amounts then owed to you by the Company, including interest per Section 16(b);

(c)	All then outstanding contingent compensation issued or awarded to you under the Plans and Other Plans shall become vested, exercisable, distributable and unrestricted (any contrary provision in the Plans notwithstanding). You shall have the right immediately to:
(i)	for one year thereafter, exercise all or any portion of all your options covered by the Plans and Other Plans and to have the underlying Shares issued to you,

(ii)	for one year thereafter, in lieu of such exercise as provided in Subsection (c)(i) above, as elected by you, to receive a cash amount within five days following an applicable Termination Date equal to the spread between the exercise price and the higher Market Value of the shares, multiplied by the number of shares of outstanding stock options,

(iii)	all Shares of Restricted Stock issued under the Plans and Other Plans shall be vested with all conditions to have been deemed to have been satisfied with respect to all such shares of Restricted Stock provided that such share had not theretofore been forfeited,

(iv)	to receive a cash amount within five days following an applicable Termination Date equal to all tax assistance payments associated with the issuance of Shares covered by Restricted Stock held by you under the Plans and Other Plans and vested pursuant to Subsection (c)(iii) above. Any obligation to not sell Shares issued to you under Restricted Stock programs for any period of time after vesting to keep associated tax assistance payments is eliminated, and

(v)	obtain the full benefit of any other contingent compensation rights to which you may be entitled under the Plans and Other Plans, including without limitation the maximum award you would have been eligible to receive under the then current Fiscal Year Bonus Plan if the applicable fiscal year commenced during Agreement Phase A, and, in each case, as though all applicable performance targets had been met or achieved at maximum levels for all performance periods (including those extending beyond the Expiration Date) and any and all Other Plans and SERP contingencies had been satisfied in full.
“VOTING SECURITIES” means, with respect to any corporation or business enterprise, those securities, which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.